Exhibit 99.1

April 19, 2019

Marathon Partners Equity Management, LLC
One Grand Central Place
60 East 42nd St., Suite 2306
New York, NY 10165
Attention: Mario D. Cibelli

Dear Mario:

The Board of Directors of e.l.f. Beauty, Inc. has received your letter dated April 17, 2019. We have reviewed your letter thoroughly, including your questions and allegations about the Company, the Board, our management team, and our relationship with TPG Growth.

As you know, we have previously provided fulsome responses to you on these topics. We are writing to you again to correct several inaccuracies in your latest letter.

Corporate Governance

The Board consists of nine directors, eight of whom are independent, and all of whom are effective, engaged and responsible stewards, and who we believe have the appropriate mix of skills, expertise, experience, and diversity to create stockholder value. We are committed to continuously reviewing our capabilities, structure and ongoing refreshment on behalf of stockholders. To that end, over the past three years, the Board has undergone a transformation. In that time, we have appointed six new independent directors, including Beth Pritchard in November 2017 and Richelle Parham in March 2018.

Additionally, as you acknowledged, in February 2019, the Board, at the recommendation of its independent Nominating and Corporate Governance Committee, appointed Beth Pritchard to the newly established position of Lead Independent Director to further enhance independent oversight. Beth was recently named to the 2019 National Association of Corporate Directors Directorship 100, which honors the most influential boardroom leaders each year. Let us again emphasize that no one director on the Board exerts any undue influence - all members of the Board are seasoned leaders actively engaged in overseeing the strategic direction of the Company and committed to acting in the best interests of the Company and its stockholders.

With regard to your request that the Company separate the Chairman and CEO roles, the Board has determined that our current leadership structure, featuring the combination of Beth Pritchard, our experienced Lead Independent Director, and Tarang Amin, our Chairman and CEO, is optimal for the Company as it provides a well-functioning and effective balance between strong company leadership and engaged, independent oversight. Mr. Amin’s role as Chairman also ensures the Board is led by a voice with in-depth, critical knowledge of our business. In our view, this board leadership structure - shared by 59% of S&P 500 companies - enhances the Board’s holistic view of our business when making key strategic decisions for the benefit of our stockholders.

Stockholders Agreement

As you know from previous discussions, meetings and correspondence with our management team, the Stockholders Agreement confers limited and customary rights to TPG Growth, and the process around the negotiation of the Stockholders Agreement was sound.

TPG Growth’s nomination rights under the Stockholders Agreement allow for TPG Growth to unilaterally select its director nominees, and there are no restrictions on TPG Growth’s ability to nominate its own partners or employees. However, TPG Growth has currently and historically elected to use its rights to designate only one TPG Growth partner, while using its remaining rights to select independent, non-TPG director nominees who were originally recruited to the Board prior to our initial public offering

570 10th Street, Oakland, CA 94607 | elfcosmetics.com

in 2016. To that end, while TPG Growth could have nominated two directors that are TPG partners or employees in 2019, TPG Growth instead chose to nominate one TPG Growth partner, Stephen Ellis, and one independent, non-TPG director, Maureen Watson. TPG Growth’s two designated nominees are collaborative partners on the Board with skills relevant to our business and strategy.

TPG Growth previously held more than 30% of the Company’s common shares outstanding, which, under the Stockholders Agreement, gave them the right to nominate three directors. At that time, TPG Growth designated Richard Wolford as its third nominee. Mr. Wolford was first appointed to the Board in 2014 after being recruited to the Board primarily by Mr. Amin due to Mr. Wolford’s experience and qualifications and expected contributions to the Board. Like Ms. Watson, Mr. Wolford is not (and was not when designated by TPG Growth) a TPG Growth partner or employee and does not (nor did he when designated by TPG Growth) receive any compensation or remuneration from TPG Growth. TPG Growth did not designate Mr. Wolford as one of its nominees under the Stockholders Agreement at the 2018 annual meeting. Instead, the Board, on the recommendation of the independent Nominating and Corporate Governance Committee, nominated Mr. Wolford for election to the Board based on his experience and qualifications as well as his knowledge of e.l.f. and its business and his prior contributions to the Board - not based on his prior designation as a TPG Growth nominee.

e.l.f. Supply Chain Compliance

The Company takes seriously its commitment to cruelty-free practices and compliance with all regulatory matters. The Company maintains a rigorous compliance program, which includes extensive third-party audits. During a routine, self-administered audit in January 2017, we discovered that two third-party suppliers had utilized some materials from the Democratic People’s Republic of Korea to produce certain false eyelash kits. This activity was conducted without the Company’s knowledge or authorization. For perspective, these false eyelash kits represented less than 1% of the Company’s revenue at the time. We promptly corrected the supplier issue in January 2017 and retained an independent, outside counsel to launch a full inquiry into the sourcing matters. We also proactively submitted a formal notification of potential violations to the Office of Foreign Assets Control (“OFAC”).

As we have previously told you, in early 2017, following our voluntary notification to OFAC and on the advice of independent outside counsel, we determined that the apparent violations, and expected consequences of such apparent violations, were not material. OFAC ultimately determined in connection with our December 2018 settlement that the apparent violations represented a non-egregious case and subsequently imposed an immaterial fine.

Compensation Committee

The members of the independent Compensation Committee are focused on ensuring that our executives are properly incentivized to execute our strategic plan through both short-term and stock-based compensation. Our Compensation Committee regularly evaluates our executive compensation plan to ensure it has an appropriate mix of short- and long-term components and is in the best interests of stockholders. Our Compensation Committee also uses an independent compensation consultant to aid in the Compensation Committee’s evaluation of our executive compensation plan.

Earlier this year, the Compensation Committee made a number of changes to lower and change the mix of overall executive compensation. First, no bonuses were paid to named executive officers based on 2018 performance. Additionally, our named executive officers received substantially less targeted equity value in this year’s grant cycle. Finally, the Compensation Committee used an equal weighting, in number of units, of time-based and performance-based awards for Mr. Amin’s grant. The share price targets for the performance-based awards are between approximately 150% to 225% of our stock price on the date of grant.

Capital Allocation

We note that your letter concludes with a demand to implement a stock buyback in the short-term. The Board takes a disciplined and strategic approach to capital allocation with the goal of putting the Company’s capital to use in a manner aimed at delivering long-term, sustainable value to all stockholders. We will continue to evaluate our use of cash with our new Senior Vice President & Chief Financial Officer, Mandy Fields, who will start on April 22, 2019.

Conclusion

We are disappointed by the characterization in your letter that your efforts to work privately with the Board and management team have been “unappreciated.” We have continued to engage productively and comprehensively throughout our dialogue with you, holding dozens of meetings and phone calls and providing responses to your many questions.

We would also like to emphasize that TPG Growth has been and remains the Company’s largest stockholder, with 27.1% of our

570 10th Street, Oakland, CA 94607 | elfcosmetics.com

common shares outstanding as of March 25, 2019. We are confident that TPG Growth has a vested interest in the growth and success of the Company and in creating value for all stockholders.

We look forward to focusing our future engagement on constructive ideas to create sustainable, long-term stockholder value.

Sincerely,

The Board of Directors of e.l.f. Beauty, Inc.

570 10th Street, Oakland, CA 94607 | elfcosmetics.com